UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 16, 2007

USA TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Pennsylvania	33-70992	23-2679963
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

610-989-0340
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2007, USA Technologies, Inc. ("USA") and MasterCard International Incorporated ("MasterCard") entered into an additional MasterCard PayPass Agreement as part of MasterCard’s PayPass seeding initiative. The agreement provides that USA shall use its best efforts to secure the installation of an additional 4,051 G-6 e-Ports that accept credit cards utilizing MasterCard’s PayPass contactless technology. The e-Ports are anticipated to be installed in beverage vending machines of USA customers located in multiple cities throughout the United States. For each e-Port successfully installed, the Company would receive $395 from Mastercard in full payment for the e-Port. The agreement provides that if all 4,051 e-Ports are not installed by December 31, 2007, USA is required to refund to MasterCard a pro rata share of any payments received from MasterCard that relate to any uninstalled units. If all of the 4,051 e-Ports are timely installed, the Company would receive $1,600,145 for the e-Ports.

During July 2006, USA and MasterCard had entered into an agreement pursuant to which USA installed 1,000 e-Ports in beverage vending machines of a USA customer. During November 2006, USA and MasterCard had entered into a MasterCard PayPass Agreement pursuant to which USA installed 5,000 e-Ports in beverage vending machines of USA customers. During May 2007, USA, MasterCard and Cola-Cola Enterprises, Inc. ("CCE") had entered into a MasterCard PayPass Agreement covering 7,500 e-Ports. Through October 2007, CCE has installed approximately 7,000 of these e-Ports in CCE beverage vending machines.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

By: /s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chief Executive Officer
Dated: November 19, 2007

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